Exhibit 4.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, As Amended

The following description sets forth certain material terms and provisions of the securities of LIV Capital Acquisition Corp. ( “we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, our amended and restated memorandum and articles of association, which are incorporated herein by reference. The summary below is also qualified by reference to the Companies Law and common law of the Cayman Islands. As of December 31, 2020, we had three classes of securities registered under the Exchange Act: our Class A ordinary shares, $0.0001 par value per share; warrants to purchase shares of our Class A ordinary shares; and units consisting of one Class A ordinary share and one redeemable warrant to purchase one Class A ordinary share. In addition, this Description of Securities also contains a description of our founders shares, par value $0.0001 per share (“founders shares”), which is not registered pursuant to Section 12 of the Exchange Act but is convertible into shares of the Class A ordinary shares. The description of the founders shares is necessary to understand the material terms of the Class A ordinary shares.

Units

Each unit consists of one Class A ordinary share and one warrant. Each warrant entitles the holder to purchase one Class A ordinary share. Pursuant to the warrant agreement dated December 10, 2019 between Continental Stock Transfer & Trust Company, as warrant agent, and us (as defined below), a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a warrant may be exercised at any given time by a warrant holder.

The Class A ordinary shares and warrants began separate trading on January 14, 2020 and holders have the option to continue to hold units or separate their units into the component pieces.

Ordinary Shares

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders, except as required by law; provided that, prior to our initial business combination, only holders of our Class B ordinary shares will have the right to vote on the election of directors, and holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by law, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. Unless specified in the Companies Law, our amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Directors are elected for a term of two years. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the founders shares voted for the election of directors can elect all of the directors prior to our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated memorandum and articles of association authorize the issuance of up to 200,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Law for us to hold annual or general meetings to elect directors. Until we hold an annual general meeting of shareholders, public shareholders may not be afforded the opportunity to discuss company affairs with management.